Exhibit 99.7

October 10, 2011

Overview Superior and Complete to merge Stock and cash considerations Double company revenues Double number of employees Strengthen geographic footprint & customer service Consistent with Superior growth strategy

3 Transaction Highlights Expansion and diversification of product/service offering and geographic presence Consistent with belief of continued strong North American land fundamentals Enhanced scale and scope with earnings power and cash flow capabilities to accelerate international expansion Creation of premiere mid-cap diversified oilfield services provider with an onshore, offshore and global reach Expected to be accretive to Superior earnings per share and cash flow per share in 2012E1 1 Excludes potential synergies and transaction/integration costs

4 Transaction Highlights 0.945 shares of Superior Energy Services, Inc. ("Superior" or "SPN") and $7.00 in cash for each share of Complete, Inc. ("Complete" or "CPX") Approximately 79% stock and 21% cash consideration Represents offer of $32.90 per share of Complete as of closing prices on October 7, 2011 Anticipated Pro forma ownership: 52% Superior and 48% Complete Unanimously approved by Superior and Complete Board of Directors Expect transaction to close as early as end of 2011

5 Expansion/Diversification of Superior Addition of key product lines: Modern pressure pumping fleet with growing North American land footprint in prominent unconventional basins Fluid management Well servicing Enhancement of existing product/service lines: Leading provider of high-end coiled tubing services pro forma for transaction Wireline Rental/Fishing Increased Exposure Across Well Life-Cycle Drilling Completion Production Decommissioning Premium Drill Pipe Accommodations Bottom Hole Assembly Pressure Pumping Coiled Tubing Fluids Management Completion Tools Coiled Tubing Wireline Snubbing Rental/Fishing Well Servicing Pressure Control Liftboats End-of-Life Services Superior Service Superior Service Enhanced by Complete New Service Provided by Complete

6 Expansion/Diversification of Superior (cont'd) Superior in 2002 Superior Today(1) Superior Pro Forma(1) Revenue Contribution by Geography (1) Trailing 12 months ended June 30, 2011 Domestic Land International $0.4BN $3.7BN $1.8BN

Comparative Pressure Pumping Exposure - Spears 2010 Revenue Worldwide(3) Pro Forma Superior N.A. Land Revenue by Product(1) (1) Trailing 12 months ended June 30, 2011 (2) Includes Snubbing, Pressure Control and Well Servicing (3) Source: Spears & Associates Oilfield Market Report, January 2011. Data represents Spears estimates for worldwide revenue in 2010 (2) 7 Expansion/Diversification of Superior (cont'd)

Superior Energy Locations-North America

Superior Energy and Complete Locations-North America

Superior Energy and Complete Global Locations

• Until closing, business as usual • Still competitors until closing • Periodic updates to be provided